Exhibit 15

July 23, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated April 23, 2015 and July 22, 2015 on our review of interim financial information of Alcoa Inc. and its subsidiaries (the “Company”) for the three-month periods ended March 31, 2015 and 2014 and the three-month and six-month periods ended June 30, 2015 and 2014 and included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 are incorporated by reference in its Registration Statement on Form S-8 to S-4 (No. 333-203275) dated July 23, 2015.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania